Exhibit 10.1

TAX MATTERS AGREEMENT

DATED AS OF NOVEMBER 30, 2020
BY AND BETWEEN
SYNNEX CORPORATION
AND
CONCENTRIX CORPORATION

2

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “TMA”) is entered into as of November 30, 2020, by and between SYNNEX Corporation, a Delaware corporation (“SYNNEX”), and Concentrix Corporation, a Delaware corporation and a wholly owned subsidiary of SYNNEX (“Concentrix”) (collectively, the “Parties” and each a “Party”).
RECITALS
WHEREAS, SYNNEX and Concentrix have entered into a Separation and Distribution Agreement, dated as of November 30, 2020 (the “Separation and Distribution Agreement”), providing for the separation of the SYNNEX Group from the Concentrix Group;
WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, SYNNEX will, among other things, (i) contribute the Concentrix Assets to Concentrix and its Subsidiaries, (ii) cause Concentrix and its subsidiaries to assume the Concentrix Liabilities, and (iii) effect the Distribution;
WHEREAS, for U.S. Federal Income Tax purposes, it is intended that the Distribution shall qualify as a transaction that is generally tax free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;
WHEREAS, as of the date hereof, SYNNEX is the common parent of an affiliated group of corporations, including Concentrix, which has elected to file consolidated U.S. federal income Tax Returns;
WHEREAS, as a result of the Distribution, Concentrix and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which SYNNEX is the common parent (the “Deconsolidation”);
WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;
NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:
Section 1.Definition of Terms. For purposes of this TMA (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:
“Accounting Cutoff Date” means any date as of the end of which there is a closing of the financial accounting records for Concentrix.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of

Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
“Allocable Share” means the portion of Taxes with respect to a Cross-Segment Matter that shall be the responsibility of a Party hereunder. A Party’s Allocable Share shall be equal to such Party’s Group’s pro rata portion of the aggregate benefits, net of Taxes, enjoyed by both Groups with respect to such Cross-Segment Matter and the related tax position that gave rise to the Tax. In determining the aggregate benefits enjoyed by each Group, consideration shall be given to the financial benefits of the underlying transaction or arrangement as well as the tax position taken with respect to such transaction or arrangement. Any Disputes between the Parties regarding their respective Allocable Share with respect to a Cross-Segment Matter shall be resolved in accordance with the procedures set forth in Section 14 of this TMA.
“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.
“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.
“CFO Certificate” shall have the meaning set forth in Section 7.02(e) of this TMA.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a) of this TMA.
“Concentrix” shall have the meaning provided in the first sentence of this TMA, and references herein to Concentrix shall include any entity treated as a successor to Concentrix.
“Concentrix Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Concentrix and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) conducted immediately prior to the Distribution.
“Concentrix Capital Stock” means all classes or series of capital stock of Concentrix, including (i) the Concentrix Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Concentrix for U.S. federal income tax purposes.
“Concentrix Carryback Item” means any Tax Item of any member of the Concentrix Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Concentrix Common Stock” has the meaning ascribed to the term “Concentrix Shares” in the Separation and Distribution Agreement.
“Concentrix Employee” shall have the meaning provided in the Employee Matters Agreement.
“Concentrix Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Concentrix is the common parent.
“Concentrix Group” means Concentrix and its Affiliates, as determined immediately after the Distribution; provided, however, that any active trade or business of Concentrix shall be considered part of the Concentrix Group even if such active trade or business is owned by SYNNEX or an Affiliate of SYNNEX immediately after the Distribution.
“Concentrix Retained Taxes” means Taxes incurred in the ordinary course of business by any member of the Concentrix Group, excluding, for the avoidance of doubt, (i) SYNNEX’ Allocable Share of any Taxes arising out of a Cross-Segment Matter, (ii) Other Taxes imposed with respect to the Transactions, and (iii) any other Taxes that are specifically allocated to SYNNEX pursuant to the terms of this TMA.
“Concentrix Separate Return” means any Separate Return of Concentrix or any member of the Concentrix Group.
“Cross-Segment Matters” means, with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, (i) any intercompany transactions or agreements between a member of the SYNNEX Group and a member of the Concentrix Group and (ii) any other transactions or arrangements in which both a member of the SYNNEX Group and a member of the Concentrix Group received a financial benefit, either directly from the applicable transaction or arrangement or from the tax position taken with respect thereto.
“Deconsolidation” shall have the meaning provided in the Recitals.
“Deconsolidation Date” means the last date on which Concentrix qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which SYNNEX is the common parent.
“DGCL” means the Delaware General Corporation Law.
“Dispute” shall have the meaning set forth in Section 14 of this TMA.
“Distribution” shall mean the distribution by SYNNEX of all the common stock of Concentrix pro rata to holders of SYNNEX common stock.
“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Contribution and Distribution.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of November 30, 2020, by and between SYNNEX and Concentrix.
“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Filing Date” shall have the meaning set forth in Section 7.05(d) of this TMA.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form, communication, or process under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form, communication, or process shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Former Concentrix Employee” shall have the meaning provided in the Employee Matters Agreement.

“Former SYNNEX Employee” shall have the meaning provided in the Employee Matters Agreement.
“Gain Recognition Agreement” shall mean a gain recognition agreement as described in Section 1.367(a)-8 of the regulations promulgated under the Code, or any successor provision thereto.
“GILTI” means Global Intangible Low Tax Income as defined in Section 951A of the Code.
“GILTI Tax” shall mean the amount of Tax due under Section 951A of the Code on GILTI for any Tax Period (or portion thereof) ending on or prior to the Distribution Date.
“Group” means the SYNNEX Group or the Concentrix Group, or both, as the context requires.
“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.05 of this TMA or (b) in which the amount of liability in dispute exceeds $100,000.
“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.
“Indemnitee” shall have the meaning set forth in Section 13.03 of this TMA.
“Indemnitor” shall have the meaning set forth in Section 13.03 of this TMA.
“IRS” means the United States Internal Revenue Service.
“Joint Return” shall mean any Return of a member of the SYNNEX Group or the Concentrix Group that is not a Separate Return.
“Notified Action” shall have the meaning set forth in Section 7.04(a) of this TMA.
“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.
“Parties” and “Party” shall have the meaning provided in the first sentence of this TMA.
“Payment Date” means (i) with respect to any SYNNEX Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
“Payor” shall have the meaning set forth in Section 5.02(a) of this TMA.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal Income Tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.
“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.
“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Concentrix management or shareholders, is a hostile acquisition, or otherwise, as a result of which Concentrix would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Concentrix and/or one or more holders of outstanding shares of Concentrix Capital Stock, a number of shares of Concentrix Capital Stock that would, when combined with any other changes in ownership of Concentrix Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Concentrix as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Concentrix as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Concentrix of a shareholder rights plan or (B) issuances by Concentrix that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.
“Recipient” means, with respect to the transfers occurring pursuant to the Transactions, the Party receiving assets (whether goods or services) and/or liabilities.
“Representation Letters” means the representation letters and any other materials delivered by, or on behalf of, SYNNEX, Concentrix or others to a Tax Advisor in connection with the issuance by such Tax Advisor of a Tax Opinion.

“Required Party” shall have the meaning set forth in Section 5.02(a) of this TMA.
“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this TMA.
“Restriction Period” shall mean the period beginning on the date hereof and ending on (and including) the two-year anniversary of the Distribution Date.
“Retention Date” shall have the meaning set forth in Section 9.01 of this TMA.
“Section 336(e) Election” has the meaning set forth in Section 7.06.
“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions by one or more related persons (including the effect of any Concentrix stock buyback plan) that is not a Proposed Acquisition Transaction, but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 20% instead of 40%, in the first instance, and 15% instead of 40%, reflecting a cumulative percentage of 35% in the second instance. For the avoidance of doubt, if any transaction or series of transactions results in a cumulative change of 40%, such transaction or series of transactions constitutes a Proposed Acquisition Transaction.
“Separate Return” means (a) in the case of any Tax Return of any member of the Concentrix Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SYNNEX Group and (b) in the case of any Tax Return of any member of the SYNNEX Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Concentrix Group.
“Separation and Distribution Agreement” shall have the meaning set forth in the recitals of this Agreement.
“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.
“SYNNEX” shall have the meaning provided in the first sentence of this TMA.
“SYNNEX Affiliated Group” shall have the meaning provided in the definition of “SYNNEX Federal Consolidated Income Tax Return.”

“SYNNEX Employee” shall have the meaning provided in the Employee Matters Agreement.
“SYNNEX Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which SYNNEX is the common parent (the “SYNNEX Affiliated Group”).
“SYNNEX Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the SYNNEX Group together with one or more members of the Concentrix Group.
“SYNNEX Group” means SYNNEX and its Affiliates, excluding any entity that is a member of the Concentrix Group; provided, however, that any active trade or business of SYNNEX shall be considered part of the SYNNEX Group even if such active or business is owned by Concentrix or an Affiliate of Concentrix immediately after the Distribution.
“SYNNEX State Combined Income Tax Return” means a consolidated, combined or unitary or other similar State Income Tax Return that actually includes, by election or otherwise, one or more members of the SYNNEX Group together with one or more members of the Concentrix Group.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, property, ad valorem, stamp, excise, severance, occupation, service, sales, transaction, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; provided, however, that the reference to interest, penalties, additions or additional amounts shall include only such amounts that are added in a Final Determination or settlement of a Tax Context and shall not include such amounts that are related to a non-filing or error in process, such as a civil penalty. For the avoidance of doubt, “Tax” or “Taxes” excludes withholding on behalf of employees on payroll, any insurance, levy, fee or similar measured against payroll or employee headcount and applied as a charge collected from an employer.
“Tax Advisor” means a tax counsel or accountant of recognized national standing in the applicable jurisdiction.
“Tax Allocation Agreement” means the Tax Sharing Agreement, dated November 30, 2016, by and among SYNNEX, Concentrix and certain of their Affiliates.
“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any loss, deduction, refund, credit, or other item reducing Taxes otherwise payable.
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax-Free Status” means, with respect to the Contribution and Distribution, taken together, the qualification thereof (a) as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code and (c) as a transaction in which SYNNEX, Concentrix and the members of their respective Groups recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.
“Tax Opinion” means each opinion of a Tax Advisor delivered to SYNNEX in connection with and regarding the Federal Income Tax treatment of the Contribution and the Distribution.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and any damages associated with stockholder litigation or controversies and any amount required to be paid by SYNNEX (or any SYNNEX Affiliate) or Concentrix (or any Concentrix Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution to have Tax-Free

Status; provided, that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good faith compromise of an asserted claim.
“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“TMA” shall mean this Tax Matters Agreement.
“Transactions” means the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.
“Transferor” means, with respect to the transfers occurring pursuant to the Transactions, the Party transferring assets and/or liabilities.
“Transfer Taxes” has the meaning set forth in Section 2.03(a).
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified opinion of a Tax Advisor on which SYNNEX may rely to the effect that (i) a transaction will not affect the Tax-Free Status of the Contribution and the Distribution and (ii) will not adversely affect any of the conclusions set forth in any Tax Opinion regarding the Tax-Free Status of the Contribution and the Distribution; provided, that any tax opinion obtained in connection with a proposed acquisition of Concentrix Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.
Section 2.Allocation of Tax Liabilities.
Section 2.01    General Rule.
(a)SYNNEX Liability. SYNNEX shall be liable for, and shall indemnify and hold harmless the Concentrix Group from and against any liability for, Taxes which are allocated to SYNNEX under this Section 2.
(b)Concentrix Liability. Concentrix shall be liable for, and shall indemnify and hold harmless the SYNNEX Group from and against any liability for, Taxes which are allocated to Concentrix under this Section 2.

Section 2.02    Allocation of Taxes. Except as otherwise provided in Sections 2.02(b) 2.02(c), or 2.03, Taxes shall be allocated as follows:
(a)Allocation of Tax. SYNNEX shall be responsible for any and all Taxes due with respect to or required to be reported on any Tax Return with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date (including any increase in such Tax as a result of a Final Determination); provided, however that:
(i) Concentrix shall be responsible for any Taxes that are Concentrix Retained Taxes (including any increase in such Tax as a result of a Final Determination);
(ii) Concentrix shall be responsible for any GILTI Tax, net of applicable GILTI U.S. foreign tax credits allowed by Sections 901 to 909 of the Code, allocated to Concentrix pursuant to the calculation methodology described in Schedule 1 to this TMA (which shall include an allocation of certain foreign tax credits), with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date (including any increase in such GILTI Tax as a result of a Final Determination); and
(iii)     Concentrix shall be responsible for its Allocable Share of any Tax with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date (including any increase in such Tax as a result of a Final Determination) in the event such Tax is imposed with respect to a Cross-Segment Matter.
(b)Certain Post-Distribution Matters. SYNNEX and Concentrix shall allocate any Tax liability for any and all Federal Income Taxes resulting from Section 965 of the Code (including any increase in such Tax liability as a result of a Final Determination) in accordance with the methodology described in Schedule 2 to this TMA, which shall be consistent with the method of allocation used by SYNNEX and Concentrix with respect to tax periods ending on or prior to the Distribution Date.
(c)Allocation of Certain GILTI Taxes. Except to the extent otherwise provided in Section 2.02(b), and notwithstanding anything to the contrary in the Tax Allocation Agreement, Federal Income Taxes due with respect to any tax liability for GILTI required to be included in income by the Concentrix Group under Section 951A of the Code with respect to any Straddle Period of any CFC that is a member of the Concentrix Group shall be allocated between the Pre-Deconsolidation Period and the Post-Deconsolidation Period based on a hypothetical “closing of the books” at the end of the Distribution Date; SYNNEX and Concentrix shall allocate tax liability for any GILTI Tax allocated to the Pre-Deconsolidation Period between SYNNEX and Concentrix pursuant to the calculation methodology described in Schedule 1 to this Agreement (which shall include an allocation of certain foreign tax credits).

Section 2.03    Certain Transfer and Other Taxes.
(a)Transfer Taxes.
(i)All charges for goods or services in respect of the transfers occurring pursuant to the Transactions, and related transaction costs, shall be exclusive of any value added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation taxes or similar taxes (“Transfer Taxes”). Without limiting any provision of this TMA, the Recipient shall be responsible for all Transfer Taxes imposed on or assessed with respect to the provision of goods or services by the Transferor. The Transferor shall issue proper invoices usable by the Recipient to recover (by way of credit or refund) Transfer Taxes in jurisdictions where they are recoverable or, where such Transfer Taxes are not recoverable, are otherwise deductible from taxable income as an expense. The Transferor and the Recipient shall cooperate to minimize any Transfer Taxes and in obtaining any refund, return, or rebate, or applying an exemption or zero-rating for goods or services giving rise to any Transfer Taxes, or, if the Parties are unable to obtain a refund, return or rebate or apply an exemption or zero-rating, securing a deduction from Income Tax as an expense. In each case, such cooperation shall include filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents. The Recipient and the Transferor shall cooperate regarding any requests for information, audits, or similar requests by any Tax Authority concerning Transfer Taxes payable with respect to the transfers occurring pursuant to the Transactions. For the avoidance of doubt, the provisions of this Section 2.03(a) shall apply to any stamp duty or other Transfer Taxes imposed on or assessed with respect to the transfer of the Transferred Entities, whether such Transfer Taxes are imposed or assessed prior to or following the Effective Time.
(ii)The Recipient shall be entitled to deduct and withhold Tax required by applicable law to be withheld on payments made to the Transferor pursuant to the Transactions. To the extent any amounts are so withheld, the Recipient shall timely remit such deducted and withheld amounts to the relevant Tax Authority and promptly provide the Transferor with evidence of such payment. The Transferor agrees to complete and provide to the Recipient or, if required, to the relevant Tax Authority, at least fifteen (15) days prior to the payment due date, such forms, certifications, or other documents as may be reasonably requested by the Recipient, in order to reduce or exempt the withholding of any Tax with respect to payments made to the Transferor when and where applicable by Law. The Recipient and the Transferor shall cooperate regarding any requests for information, audits, or similar requests by any Tax Authority concerning the withholding of any Tax payable with respect to the Transactions.

(iii)Any penalties or interest imposed on any Transfer Taxes described in Section 2.03(a)(i) or Tax described in Section 2.03(a)(ii) shall be the responsibility of the Recipient unless such penalties or interest are the result of an action or failure to act by the Transferor; provided, however, the Recipient shall use commercially reasonable efforts to minimize the amount of such penalties or interest, which may include paying such penalties or interest prior to the resolution of a Dispute with respect to the responsible Party for such amounts. The amounts for which the Recipient or Transferor is liable pursuant to this Section 2.03(a) shall include all reasonable accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(b)Concentrix Liability. Concentrix shall be liable for, and shall indemnify and hold harmless the SYNNEX Group from and against any liability for:
(i)any Tax resulting from a breach by Concentrix of any representation or covenant in this TMA, the Separation and Distribution Agreement or any Ancillary Agreement; and
(ii)any Tax-Related Losses for which Concentrix is responsible pursuant to Section 7.05 of this TMA.

The amounts for which Concentrix is liable pursuant to Section 2.03(b)(i) shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.
(c)SYNNEX Liability. SYNNEX shall be liable for, and shall indemnify and hold harmless the Concentrix Group from and against any liability for:
(i)any Tax resulting from a breach by SYNNEX of any representation or covenant in this TMA, the Separation and Distribution Agreement or any Ancillary Agreement; and
(ii)any Tax-Related Losses for which SYNNEX is responsible pursuant to Section 7.05 of this TMA.

The amounts for which SYNNEX is liable pursuant to Section 2.03(c)(i) shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.
Section 2.04    Disputes. Any Disputes between the Parties with respect to whether a Tax is a Concentrix Retained Tax, whether a matter is a Cross-Segment Matter, or any other matter with respect to the allocation of Taxes under Sections 2.02 or 2.03 of this TMA shall be resolved in accordance with the procedures set forth in Section 14 of this TMA.
Section 3.Proration of Taxes for Straddle Periods.
(a)General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by the Parties. With respect to the SYNNEX Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.
(b)Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4.Preparation and Filing of Tax Returns.
Section 4.01    General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.
Section 4.02    Tax Accounting Practices.
(a)General Rule. Except as otherwise provided in Section 4.02(b), each of SYNNEX and Concentrix shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.01, in accordance with reasonable Tax accounting practices selected by such Party.
(b)Reporting of Transactions. Except to the extent otherwise required by applicable law or as a result of a Final Determination, neither SYNNEX nor Concentrix shall, and shall not permit or cause any member of its respective Group to, (A) take any position that is either inconsistent with the treatment of the Contribution and Distribution, taken together, as having Tax-Free Status (or analogous status under state or local law) or, (B) absent review and written consent from the other Party or as otherwise required by applicable law, take any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return with respect to a Pre-Deconsolidation Period, if such other Party is or would reasonably be expected to be liable, in whole or in part, for any related increase in Tax liability resulting from a Final Determination (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return or a change in transfer pricing methodology which is different from what was utilized by SYNNEX and Concentrix prior to the Distribution).

Section 4.03    Consolidated or Combined Tax Returns. Concentrix will elect and join, and will cause its respective Affiliates to elect and join, in filing any SYNNEX State Combined

Income Tax Returns, SYNNEX Foreign Combined Income Tax Returns and any other Joint Returns that SYNNEX reasonably determines are required to be filed (or that SYNNEX chooses to file) by the Parties or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date. With respect to any Concentrix Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Concentrix will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if SYNNEX reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.
Section 4.04    Right to Review Tax Returns.
(a)General. The Responsible Party with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Party, to the extent (i) such Tax Return relates to Taxes for which such other Party is or would reasonably be expected to be liable, (ii) such other Party is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other party would reasonably be expected to have a claim for Tax Benefits under this TMA, or (iv) reasonably necessary for the other party to confirm compliance with the terms of this TMA. The Responsible Party shall use reasonable efforts to make such Tax Return, workpapers and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, but in any event no later than three (3) weeks in advance of the due date for filing of such Tax Return, such that the other party has a meaningful opportunity to review and comment on such Tax Return, and shall use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return. The Parties shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing such resolution, any disagreement shall be resolved in accordance with the dispute resolution provisions of Section 14 as promptly as practicable.
(b)Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Party under this TMA and which is required by law to be signed by the other Party (or by its authorized representative), if the Party which is legally required to sign such Tax Return objects to signing the Tax Return, the matter shall be resolved in accordance with the dispute resolution provisions of Section 14 as promptly as practicable.

Section 4.05    Concentrix Carryback Items and Claims for Refund. Concentrix hereby agrees that, unless SYNNEX consents in writing (which consent shall not be unreasonably withheld), (i) no Adjustment Request with respect to any Tax Return with respect to which SYNNEX is the Responsible Party (including any Joint Return) or any other Tax Return reflecting Taxes for which SYNNEX is responsible under Section 2 shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Tax Return with respect to which SYNNEX is the Responsible Party (including any Joint Return) or any Tax Return reflecting both Taxes for which SYNNEX is responsible under Section 2 and Taxes for which Concentrix is responsible under Section 2 any Concentrix Carryback Item arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Concentrix Carryback Item; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Concentrix Carryback Item related to Federal or State Income Taxes, upon the reasonable request of Concentrix, if such Concentrix Carryback Item is necessary to prevent the loss of the Federal and/or State Income Tax Benefit of such Concentrix Carryback Item (including, but not limited to, an Adjustment Request with respect to a Concentrix Carryback Item of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and such Adjustment Request, based on SYNNEX’s sole, reasonable determination, will cause no Tax detriment to SYNNEX, the SYNNEX Group or any member of the SYNNEX Group. Any Adjustment Request which SYNNEX consents to make under this Section 4.05 shall be prepared and filed by the Responsible Party for the Tax Return to be adjusted; provided, however, that, prior to the filing of any such Adjustment Request, the other Party shall have the right to review such Adjustment Request together with any related workpapers and other supporting documentation.
Section 4.06    Apportionment of Earnings and Profits and Tax Attributes.
(a)If the SYNNEX Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to Concentrix or the members of the Concentrix Group and treated as a carryover to the first Post-Deconsolidation Period of Concentrix (or such member) shall be determined by SYNNEX in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.
(b)No Tax Attribute with respect to consolidated Federal Income Tax of the SYNNEX Affiliated Group, other than those described in Section 4.06(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to Concentrix or any member of the Concentrix Group, except as SYNNEX (or such member of the SYNNEX Group as SYNNEX shall designate) determines is otherwise required under applicable law.

(c)SYNNEX (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Concentrix or any member of the Concentrix Group in accordance with this Section 4.06 and applicable law and the amount of tax basis, earnings and profits, and tax pools to be apportioned to Concentrix or any member of the Concentrix Group in accordance with this Section 4.06 and applicable law, and shall provide written supporting documentation of the calculation thereof to Concentrix as soon as reasonably practicable after the information necessary to make such calculation becomes available to SYNNEX. For the absence of doubt, SYNNEX shall not be liable to Concentrix or any member of the Concentrix Group for any failure of any determination under this Section 4.06 to be accurate under applicable law.

(d)The written documentation delivered by SYNNEX pursuant to Section 4.06(c) shall be binding on Concentrix and each member of the Concentrix Group and shall not be subject to dispute resolution. Except to the extent otherwise required by applicable law or pursuant to a Final Determination, Concentrix shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written documentation.

Section 5.Tax Payments.
Section 5.01    Payment of Taxes. In the case of any Tax Return reflecting both Taxes for which SYNNEX is responsible under Section 2 and Taxes for which Concentrix is responsible under Section 2:
(a)Computation and Payment of Tax Due. With respect to any such Tax Return, the Responsible Party shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Party).
(b)Computation and Payment of Liability with Respect to Tax Due. Within 45 days following the earlier of (i) the due date (taking into account extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if SYNNEX is the Responsible Party, then Concentrix shall pay to SYNNEX the amount, if any, allocable to the Concentrix Group under the provisions of Section 2, and if Concentrix is the Responsible Party, then SYNNEX shall pay to Concentrix the amount allocable to the SYNNEX Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c)Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Party shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Party shall compute the amount attributable to the Concentrix Group in accordance with Section 2 and Concentrix shall pay to SYNNEX any amount due SYNNEX (or SYNNEX shall pay Concentrix any amount due Concentrix) under Section 2 within 45 days from the later of (i) the date the additional Tax was paid by the Responsible Party or (ii) the date of receipt of a written notice and demand from the Responsible Party for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Party to the date of the payment under this Section 5.01(c).

(d)Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to Section 5.01(b) or (c) (in each case, excluding interest) is in excess of $100,000, then, no later than the later of (i) five Business Days after the date of receipt of a written notice and demand from the Responsible Party for payment of the amount due, sent by Federal Express or the equivalent with tracking receipt, accompanied by a statement detailing the Taxes required to be paid and (ii) three Business Days prior to the due date for the payment of such Tax, Concentrix shall pay to SYNNEX any amount due SYNNEX (or SYNNEX shall pay Concentrix any amount due Concentrix) under Section 2.

Section 5.02    Indemnification Payments.
(a)If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this TMA, the Required Party shall reimburse the Payor within 45 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.02. Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to this Section 5.02 excluding interest is in excess of $100,000, then, no later than the later of (i) five Business Days after delivery by the Payor to the Required Party of an invoice for the amount due, sent by Federal Express or the equivalent with tracking receipt, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto, and (ii) three Business Days prior to the due date for the payment of such Tax, the Required Party shall pay the Payor.
(b)All indemnification payments under this TMA shall be made by SYNNEX directly to Concentrix and by Concentrix directly to SYNNEX; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the SYNNEX Group, on the one hand, may make such indemnification payment to any member of the Concentrix Group, on the other hand, and vice versa.

Section 5.03    Taxes Due Prior to the Effective Time. Prior to the Effective Time, each Party shall pay to the other Party any Taxes or other amounts payable to such other Party hereunder if such amounts are known prior to the Effective Time.
Section 6.Tax Benefits.
Section 6.01    Tax Benefits.
(a)Except as set forth below, SYNNEX shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes (or the applicable portion thereof) for which SYNNEX is liable hereunder, Concentrix shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes (or the applicable portion thereof) for which Concentrix is liable hereunder, and a Party receiving a refund to which another Party is entitled hereunder in whole or in part shall pay over such refund (or portion thereof) to such other Party within 45 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).
(b)If (i) a member of the Concentrix Group actually realizes in cash any Tax Benefit as a result of (A) an adjustment pursuant to a Final Determination or reporting required by Section 4.02(b) or (c) that increases Taxes for which a member of the SYNNEX Group is liable hereunder (or reduces any Tax Attribute of a member of the SYNNEX Group), or (B) any income inclusion by the Concentrix Group with respect to which SYNNEX is responsible for Taxes pursuant to Section 2.02(b) or (c), and, in each case, such Tax Benefit would not have arisen but for such adjustment, reporting or income inclusion (determined on a “with and without” basis), or (ii) if a member of the SYNNEX Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by Section 4.02(b) or (c) that increases Taxes for which a member of the Concentrix Group is liable hereunder (or reduces any Tax Attribute of a member of the Concentrix Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), Concentrix or SYNNEX, as the case may be, shall make a payment to either SYNNEX or Concentrix, as appropriate, within 45 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b).

(c)No later than 45 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the SYNNEX Group or a member of the Concentrix Group, SYNNEX (if a member of the SYNNEX Group actually realizes such Tax Benefit) or Concentrix (if a member of the Concentrix Group actually realizes such Tax Benefit) shall provide the other Party with a written calculation of the amount payable to such other Party by SYNNEX or Concentrix pursuant to this Section 6. In the event that SYNNEX or Concentrix disagrees with any such calculation described in this Section 6.01(c), SYNNEX or Concentrix shall so notify the other Party in writing within 45 days of receiving the written calculation set forth above in this Section 6.01(c). SYNNEX and Concentrix shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the dispute resolution provisions of Section 14 as promptly as practicable.

(d)Concentrix shall be entitled to any refund that is attributable to, and would not have arisen but for, a Concentrix Carryback Item pursuant to the proviso set forth in Section 4.05; provided, however, Concentrix shall indemnify and hold the members of the SYNNEX Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the SYNNEX Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such Carryback. Any such payment of such refund made by SYNNEX to Concentrix pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of an SYNNEX Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Concentrix is entitled, and an appropriate adjusting payment shall be made by Concentrix to SYNNEX such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed at the Prime Rate).

Section 6.02    SYNNEX and Concentrix Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.
(a)Allocation of Deductions. To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options to acquire SYNNEX or Concentrix stock, vesting of “restricted” SYNNEX stock or Concentrix stock, or settlement of restricted stock awards, restricted stock units, performance-based restricted stock units, performance share units, or deferred stock units, in each case, following the Distribution, with respect to SYNNEX stock or Concentrix stock (such options, restricted stock, restricted stock units, performance share units, and deferred stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an SYNNEX Group Employee or Former SYNNEX Group Employee, solely by the SYNNEX Group, and (ii) in the case of a Concentrix Group Employee or Former Concentrix Group Employee, solely by the Concentrix Group. To the extent permitted by applicable law, Income Tax deductions with respect to shares issued under the SYNNEX Equity Plan or the Concentrix Equity Plan (each as defined in the Employee Matters Agreement) shall be claimed (i) in the case of SYNNEX shares issued (or Concentrix shares received in respect of SYNNEX shares issued) under the SYNNEX Equity Plan, solely by the SYNNEX Group, and (ii) in the case of Concentrix shares issued under the Concentrix Equity Plan, solely by the Concentrix Group.
(b)Withholding and Reporting. Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 5.8 of the Employee Matters Agreement. The party that is entitled to claim the Tax deductions described in Section 6.02(a) with respect to shares issued under the SYNNEX Equity Plan or Concentrix Equity Plan shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes)

and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect thereto.

Section 7.Tax-Free Status.
Section 7.01    Representations.
(a)Each of SYNNEX and Concentrix hereby represents and warrants that (A) it has reviewed the Representation Letters and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that relate to such Party or any member of its Group are true, correct and complete.
(b)Concentrix hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), in each case, from and after the Distribution Date that could reasonably be expected to cause any representation or factual statement made in this TMA, the Separation and Distribution Agreement, the Representation Letters or any of the Ancillary Agreements to be untrue.

(c)Concentrix hereby represents and warrants that, during the two-year period ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Concentrix Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Concentrix Capital Stock (or any predecessor); provided, however, that no representation is made regarding any such “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers, directors, or controlling shareholders of any member of the SYNNEX Group (or another person with the implicit or explicit permission of one or more of such persons).

Section 7.02    Restrictions on Concentrix.
(a)Concentrix agrees that it will not take or fail to take, or cause or permit any Concentrix Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this TMA, the Separation and Distribution Agreement, any of the Ancillary Agreements or any Representation Letter. Concentrix agrees that it will not take or fail to take, or permit any Concentrix Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent Tax-Free Status.
(b)Gain Recognition Agreements.  Concentrix shall not (i) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (ii) permit any member of the Concentrix Group to take any such action, (iii) fail to take any action, or (iv) permit any member of the Concentrix Group to fail to take any action, in each case that would cause SYNNEX or any member of the SYNNEX Group to recognize gain under any Gain

Recognition Agreement.  In addition, Concentrix shall file, and shall cause any member of the Concentrix Group to file, any Gain Recognition Agreement reasonably requested by SYNNEX which Gain Recognition Agreement is determined by SYNNEX to be necessary so as to (i) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Transaction, or (ii) avoid SYNNEX or any member of the SYNNEX Group recognizing gain under any Gain Recognition Agreement.

(c)Concentrix agrees that, from the date hereof until the first day after the Restriction Period, it will (i) maintain its status as a company engaged in the Concentrix Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Concentrix Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d)Concentrix agrees that, from the date hereof until the first day after the Restriction Period, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Concentrix has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Concentrix’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Concentrix pursuant to the Contribution or sell or transfer 50% or more of the gross assets of the Concentrix Active Trade or Business or 30% or more of the consolidated gross assets of Concentrix and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Concentrix Affiliate) any Concentrix stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Concentrix Capital Stock (including, without limitation, through the conversion of one class of Concentrix Capital Stock into another class of Concentrix Capital Stock), (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Concentrix or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) Concentrix shall have provided SYNNEX with an Unqualified Tax Opinion in form and substance reasonably satisfactory to SYNNEX (and in determining whether an opinion is satisfactory, SYNNEX may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and SYNNEX may determine that no opinion would be acceptable to SYNNEX) or (B) SYNNEX shall have waived the requirement to obtain such Unqualified Tax Opinion.

(e)Certain Issuances of Concentrix Capital Stock. If Concentrix proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent Concentrix has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, Concentrix shall provide SYNNEX, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Concentrix Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of Concentrix to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “CFO Certificate”).

Section 7.03    Restrictions on SYNNEX. SYNNEX agrees that it will not take or fail to take, or cause or permit any member of the SYNNEX Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this TMA, the Separation and Distribution Agreement, any of the Ancillary Agreements or any Representation Letters. SYNNEX agrees that it will not take or fail to take, or cause or permit any member of the SYNNEX Group to take or fail to take, any action which prevents or could reasonably be expected to prevent Tax-Free Status.
Section 7.04    Procedures Regarding Opinions and Rulings.
(a)If Concentrix notifies SYNNEX that it desires to take one of the actions described in clauses (i) through (vii) of Section 7.02(d) (a “Notified Action”), SYNNEX and Concentrix shall reasonably cooperate to attempt to obtain the Unqualified Tax Opinion referred to in Section 7.02(d), unless SYNNEX shall have waived the requirement to obtain such Unqualified Tax Opinion.
(b)Unqualified Tax Opinions at Concentrix’s Request. At the reasonable request of Concentrix pursuant to Section 7.02(d), SYNNEX shall cooperate with Concentrix and use its reasonable best efforts to seek to obtain, as expeditiously as possible, an Unqualified Tax Opinion for the purpose of permitting Concentrix to take the Notified Action. Concentrix shall reimburse SYNNEX for all reasonable costs and expenses incurred by the SYNNEX Group in obtaining an Unqualified Tax Opinion requested by Concentrix within ten (10) Business Days after receiving an invoice from SYNNEX therefor.

(c)Unqualified Tax Opinions at SYNNEX’s Request. SYNNEX shall have the right to obtain an Unqualified Tax Opinion at any time in its sole and absolute discretion. If SYNNEX determines to obtain an Unqualified Tax Opinion, Concentrix shall (and shall cause each Affiliate of Concentrix to) cooperate with SYNNEX and take any and all actions reasonably requested by SYNNEX in connection with obtaining the Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the Tax Advisor; provided that Concentrix shall not be required to make (or cause any Affiliate of Concentrix to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). SYNNEX and Concentrix shall each bear its own costs and expenses in obtaining an Unqualified Tax Opinion requested by SYNNEX.
(d)Neither Concentrix nor any Concentrix Affiliate directly or indirectly controlled by Concentrix shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution.

Section 7.05    Liability for Tax-Related Losses.
(a)Notwithstanding anything in this TMA or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Concentrix shall be responsible for, and shall indemnify and hold harmless SYNNEX and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Concentrix’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any action or failure to act by Concentrix after the Distribution (including, without limitation, any amendment to Concentrix’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Concentrix stock (including, without limitation, through the conversion of one class of Concentrix Capital Stock into another class of Concentrix Capital Stock), (C) any act or failure to act by Concentrix or any Concentrix Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by an Unqualified Tax Opinion or waiver described in clause (A) or (B) of Section 7.02(d), or a CFO Certificate described in Section 7.02(e)) or (D) any breach by Concentrix of its agreement and representations set forth in Section 7.01.
(b)Notwithstanding anything in this TMA or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), SYNNEX shall be responsible for, and shall indemnify and hold harmless Concentrix and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of SYNNEX’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any act or failure to act by SYNNEX or a member of the SYNNEX Group described in Section 7.03 or (C) any breach by SYNNEX of its agreements and representations set forth in Section 7.01(a).

(c)Miscellaneous.

(i)To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by SYNNEX and Concentrix according to relative fault.
(ii)Notwithstanding anything in Section 7.05(a), 7.05(b) or (c)(i) or any other provision of this TMA or the Separation and Distribution Agreement to the contrary:
(A)with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in SYNNEX) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of Concentrix (or any Concentrix Affiliate) by any means whatsoever by any Person or any action or failure to act by Concentrix affecting the voting rights of Concentrix, Concentrix shall be responsible for, and shall indemnify and hold harmless SYNNEX and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and
(B)with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Concentrix) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of SYNNEX (or any SYNNEX Affiliate) by any means whatsoever by any Person, SYNNEX shall be responsible for, and shall indemnify and hold harmless Concentrix and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and
(C)for purposes of calculating the amount and timing of any Tax-Related Loss for which Concentrix or SYNNEX is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that such Party, its Affiliated Group and each member of its Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year that would otherwise have been used by SYNNEX in each taxable year.

(d)Concentrix shall pay SYNNEX the amount of any Tax-Related Losses for which Concentrix is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date SYNNEX files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Concentrix shall pay SYNNEX no later than two

Business Days prior to the due date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date SYNNEX pays such Tax-Related Losses. SYNNEX shall pay Concentrix the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which SYNNEX is responsible under this Section 7.05 no later than two Business Days after the date Concentrix pays such Tax-Related Losses. Each Party shall have the right to review the calculation of any Tax-Related Losses prepared by the other Party, including any related workpapers and other supporting documentation.
Section 7.06    Section 336(e) Election. If SYNNEX determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, Concentrix shall (and shall cause the relevant member of the Concentrix Group to) join with SYNNEX or the relevant member of the SYNNEX Group in the making of such election and shall take any action reasonably requested by SYNNEX or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this TMA shall be amended in such a manner as is determined by SYNNEX in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Contribution and Distribution fail to have Tax-Free Status and SYNNEX is not entitled to indemnification for the Tax-Related Losses arising from such failure, Concentrix shall pay over to SYNNEX any Tax Benefits actually realized in cash by the Concentrix Group or any member of the Concentrix Group arising from the step-up in Tax basis resulting from the Section 336(e) Election); provided, such amounts payable shall be reduced by all reasonable costs incurred by Concentrix to amend any Tax Returns or other governmental filings related to such Section 336(e) Election.
Section 8.Assistance and Cooperation.
Section 8.01    Assistance and Cooperation.
(a)Each of the Parties shall provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Party reasonably requests in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its Affiliates as provided in Section 9. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.
(b)Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In no event shall either of the Parties or any of its respective Affiliates be required to provide the other Party or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Party determines that the provision of any information to the other Party or its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02    Income Tax Return Information. Concentrix and SYNNEX acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by SYNNEX or Concentrix pursuant to Section 8.01 or this Section 8.02. Concentrix and SYNNEX acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by SYNNEX or Concentrix could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and in sufficient time for the Responsible Party to file such Tax Returns on a timely basis.
Section 8.03    Reliance by SYNNEX. If any member of the Concentrix Group supplies information to a member of the SYNNEX Group in connection with a Tax liability and an officer of a member of the SYNNEX Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SYNNEX Group identifying the information being so relied upon, the chief financial officer of Concentrix (or any officer of Concentrix as designated by the chief financial officer of Concentrix) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Concentrix agrees to indemnify and hold harmless each member of the SYNNEX Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Concentrix Group having supplied, pursuant to this Section 8, a member of the SYNNEX Group with inaccurate or incomplete information in connection with a Tax liability.
Section 8.04    Reliance by Concentrix. If any member of the SYNNEX Group supplies information to a member of the Concentrix Group in connection with a Tax liability and an officer of a member of the Concentrix Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Concentrix Group identifying the information being so relied upon, the chief financial officer of SYNNEX (or any officer of SYNNEX as designated by the chief financial officer of SYNNEX) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SYNNEX agrees to indemnify and hold harmless each member of the Concentrix Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SYNNEX Group having supplied, pursuant to this

Section 8, a member of the Concentrix Group with inaccurate or incomplete information in connection with a Tax liability.
Section 9.Tax Records.
Section 9.01    Retention of Tax Records. Each Party shall preserve and keep all Tax Records (including emails and other digitally stored materials) exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods and shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon 90 days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon 90 days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Party will then dispose of the same Tax Records.
Section 9.02    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation, the preparation of Tax Returns, or the resolution of items under this TMA.
Section 10.Tax Contests.
Section 10.01     Notice. Each of the Parties shall provide prompt notice, within five (5) business days, by Federal Express or the equivalent with tracking receipt, with a copy by electronic mail (which shall not constitute notice), to the other of any communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest for which it may be entitled to indemnification by the other Party hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Party of any liability or obligation to pay such Tax or make indemnification payments under this TMA, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability. Such notice shall be sent to the applicable Party at the addresses set forth in Section 17.01.

Section 10.02    Control of Tax Contests.
(a)Separate Party Tax Returns.
(i)Pre-Deconsolidation Date and Straddle Period Separate Returns. In the case of any Tax Contest with respect to any Separate Return (including any Separate Return with respect to Other Taxes) for any Tax Period ending on or prior to the Distribution Date or any Straddle Period, SYNNEX (in the case of any such Separate Return filed with respect to any Person that, following the Distribution, is a member of the SYNNEX Group) or Concentrix (in the case of any such Separate Return filed with respect to any Person that, following the Distribution, is a member of the Concentrix group), as applicable, shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d), 10.02(e), and 10.02(f)(ii) below.
(ii)Post-Deconsolidation Date Separate Returns. In the case of any Tax Contest with respect to any Separate Return (including any Separate Return with respect to Other Taxes) for any Tax Period beginning after the Distribution Date, the Responsible Party shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e) below.

(b)SYNNEX Federal Consolidated Income Tax Returns. In the case of any Tax Contest with respect to any SYNNEX Federal Consolidated Income Tax Return, SYNNEX shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(d) and 10.02(f)(i) below.
(c)SYNNEX State Combined Income Tax Returns, SYNNEX Foreign Combined Income Tax Returns, and Other Joint Returns. In the case of any Tax Contest with respect to any SYNNEX State Combined Income Tax Return, any SYNNEX Foreign Combined Income Tax Return or any Tax Return with respect to Other Taxes that is not described in Section 10.02(a), SYNNEX shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(d) below.

(d)Concentrix Rights. In the case of any Tax Contest with respect to any Tax Return described in Section 10.02(a), (b), or (c) (other than any Separate Return described in Section 10.02(a)(ii)), if (x) as a result of such Tax Contest, Concentrix could reasonably be expected to become liable for an amount of Tax in excess of $100,000 and (y) SYNNEX has control of such Tax Contest pursuant to Section 10.02(a), (b), or (c), as applicable, then (i) SYNNEX shall consult with Concentrix reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) SYNNEX shall consult with Concentrix and offer Concentrix a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) SYNNEX shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such

Tax Contest, (iv) Concentrix shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (v) SYNNEX shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Concentrix, which consent shall not be unreasonably withheld.

(e)SYNNEX Rights. In the case of any Tax Contest with respect to any Tax Return described in Section 10.02(a), if (x) as a result of such Tax Contest, SYNNEX could reasonably be expected to become liable for an amount of Tax in excess of $100,000 and (y) Concentrix has the right to control such Tax Contest pursuant to Section 10.02(a), then (i) Concentrix shall consult with SYNNEX reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) Concentrix shall consult with SYNNEX and offer SYNNEX a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Concentrix shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) SYNNEX shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (v) Concentrix shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of SYNNEX, which consent shall not be unreasonably withheld. For the avoidance of doubt, this Section 10.02(e) shall apply to any Tax Contest with respect to a Concentrix Federal Consolidated Income Tax Return if, as a result of such Tax Contest, SYNNEX could reasonably be expected to become liable for Taxes pursuant to Section 2.02(b) or (c).

(f)Distribution-Related Tax Contests.

(i)In the event of any Distribution-Related Tax Contest as a result of which Concentrix could reasonably be expected to become liable for any Tax or Tax-Related Losses and which SYNNEX has the right to administer and control pursuant to Section 10.02(b) above, (A) SYNNEX shall consult with Concentrix reasonably in advance of taking any significant action in connection with such Tax Contest, (B) SYNNEX shall offer Concentrix a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) SYNNEX shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) SYNNEX shall provide Concentrix copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of SYNNEX and shall be final and not subject to the dispute resolution provisions of Article VII of the Separation and Distribution Agreement.
(ii)In the event of any Distribution-Related Tax Contest with respect to any Concentrix Separate Return, (A) Concentrix shall consult with SYNNEX reasonably in advance of taking any significant action in connection with such Tax

Contest, (B) Concentrix shall consult with SYNNEX and offer SYNNEX a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Concentrix shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) SYNNEX shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) Concentrix shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of SYNNEX, which consent shall not be unreasonably withheld.

(g)Power of Attorney.
(i)Each member of the Concentrix Group shall execute and deliver to SYNNEX (or such member of the SYNNEX Group as SYNNEX shall designate) any power of attorney or other similar document reasonably requested by SYNNEX (or such designee) in connection with any Tax Contest (as to which SYNNEX is the Controlling Party) described in this Section 10.
(ii)Each member of the SYNNEX Group shall execute and deliver to Concentrix (or such member of the Concentrix Group as Concentrix shall designate) any power of attorney or other similar document reasonably requested by Concentrix (or such designee) in connection with any Tax Contest (as to which Concentrix is the Controlling Party) described in this Section 10.

Section 11.Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This TMA shall be effective as of the Effective Time. As of the Effective Time, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among SYNNEX and/or any of its Subsidiaries, on the one hand, and Concentrix and/or any of its Subsidiaries, on the other hand, including the Tax Allocation Agreement, shall be terminated, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled. Upon such termination and settlement, no further payments by or to SYNNEX or any of its Subsidiaries or by or to Concentrix or any of its Subsidiaries, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this TMA; provided that to the extent appropriate, payments made pursuant to such agreements shall be credited to Concentrix or SYNNEX, respectively, in computing their respective obligations pursuant to this TMA, in the event that such payments relate to a Tax liability that is the subject matter of this TMA for a Tax Period that is the subject matter of this TMA.

Section 12.Survival of Obligation. The representations, warranties, covenants and agreements set forth in this TMA shall be unconditional and absolute and shall remain in effect without limitation as to time.
Section 13.Treatment of Payments; Tax Gross Up.
Section 13.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Parties agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this TMA or by the Separation and Distribution Agreement as either a contribution by SYNNEX to Concentrix or a distribution by Concentrix to SYNNEX, as the case may be, occurring immediately prior to the Distribution; and (ii) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Party entitled under this TMA to retain such payment or required under this TMA to make such payment.
Section 13.02    Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(i) were reported, there is an adjustment to the Tax liability of a Party as a result of its receipt of a payment pursuant to this TMA or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.
Section 13.03    Interest. Anything herein to the contrary notwithstanding, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this TMA with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.
Section 14.Disagreements. The Parties desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this TMA, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Dispute”) between any member of the SYNNEX Group and any member of the Concentrix Group as to the interpretation of any provision of this TMA or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute. If, within five (5) business days, such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred for resolution to executives of each Party who hold, at a minimum, the title of senior vice president and who have authority to settle the Dispute, and such executives shall negotiate in good faith to resolve the Dispute. If the senior executives are unable for any reason to resolve a Dispute within ten (10) business days after the reference of the Dispute to them, then the Tax departments will cooperate in good faith to refer the Dispute to a mutually acceptable Tax Advisor. If the tax departments are unable to agree on the Tax Advisor within five (5) business days, the selection of the Tax Advisor will be referred to the Chief Financial Officer of each Party who shall cooperate in good faith to select the Tax Advisor. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than 30 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 16, each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Parties. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth in this Section 14 (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VII of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Party. Notwithstanding anything to the contrary in this TMA, the Separation and Distribution Agreement or any Ancillary Agreement, SYNNEX and Concentrix are the only members of their respective Group entitled to commence a dispute resolution procedure under this TMA, and each of SYNNEX and Concentrix will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.
Section 15.Late Payments. Any amount owed by one party to another party under this TMA which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this TMA, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.
Section 16.Expenses. Except as otherwise provided in this TMA, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this TMA.
Section 17.General Provisions.
Section 17.01    Addresses and Notices. All notices, requests, claims, demands or other communications under this TMA shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):
If to SYNNEX:
SYNNEX Corporation
44201 Nobel Drive
Fremont, CA 94538
Attention: General Counsel
Email: simonl@synnex.com
with a copy to:
SYNNEX Corporation
44201 Nobel Drive
Fremont, CA 94538
Attention: Tax
Email: shanthilatas@synnex.com
If to Concentrix:
Concentrix Corporation
44111 Nobel Drive
Fremont, California 94538
Attn: EVP, Legal
Email: steve.richie@concentrix.com
with a copy to:
Concentrix Corporation
201 E. 4th Street
Cincinnati, OH 45202
Attention: Tax
Email: bryan.wheatley@concentrix.com
A Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 17.02    Assignability. This TMA shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this TMA without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this TMA and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this TMA and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.
Section 17.03    Waiver. Waiver by a Party of any default by the other Party of any provision of this TMA shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this TMA shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 17.04    Severability. If any provision of this TMA or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 17.05    Authority. SYNNEX represents on behalf of itself and each other member of the SYNNEX Group, and Concentrix represents on behalf of itself and each other member of the Concentrix Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this TMA and to consummate the transactions contemplated hereby; and (ii) this TMA has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
Section 17.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this TMA, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.
Section 17.07    Integration. This TMA, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any inconsistency between this TMA, the Separation and Distribution Agreement, any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, or the Tax Allocation Agreement, with respect to matters addressed herein, the provisions of this TMA shall control.

Section 17.08    Construction. The language in all parts of this TMA shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this TMA are for convenience only, and do not affect this TMA’s construction or interpretation. Unless otherwise indicated, all “Section” references in this TMA are to sections of this TMA.
Section 17.09    No Double Recovery. No provision of this TMA shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this TMA or under any other agreement or action at law or equity. Unless expressly required in this TMA, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this TMA.
Section 17.10    Counterparts. This TMA may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this TMA (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this TMA. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this TMA to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 17.11    Governing Law. This TMA (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 17.12    Jurisdiction. If any dispute arises out of or in connection with this TMA, except as expressly contemplated by another provision of this TMA, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13    Amendment. No provisions of this TMA shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 17.14    Concentrix Subsidiaries. If, at any time, Concentrix acquires or creates one or more subsidiaries that are includable in the Concentrix Group, they shall be subject to this TMA and all references to the Concentrix Group herein shall thereafter include a reference to such subsidiaries.
Section 17.15    Successors. This TMA shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of SYNNEX or Concentrix succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this TMA.
Section 17.16    Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this TMA were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this TMA and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.
[signature page follows]

IN WITNESS WHEREOF, each party has caused this TMA to be executed on its behalf by a duly authorized officer on the date first set forth above.
SYNNEX CORPORATION

By:    /s/ Simon Y. Leung
Name:    Simon Y. Leung
Title:    Senior Vice President, General
    Counsel and Corporate Secretary

CONCENTRIX CORPORATION

By:    /s/ Steven L. Richie
Name:    Steven L. Richie
Title:    Executive Vice President, Legal

[Signature Page to Tax Matters Agreement]